Exhibit (b)(1)

Execution Version

ROYAL BANK OF CANADA 200 Vesey Street, 10th Floor New York, New York 10281	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

CONFIDENTIAL

August 29, 2020

CAMBIUM INTERMEDIATE HOLDINGS LLC

CAMBIUM HOLDING CORP.

CAMBIUM LEARNING GROUP, INC.

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, NY 10019

Attention: Chief Financial Officer

Project Empower

Incremental Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and such of its and DBSI’s branches or affiliates as they deem appropriate, “DB”; DB and, together with Royal Bank and any Additional Committing Incremental Lender appointed as provided below, each a “Commitment Party” and collectively,” the “Commitment Parties,” “we” or “us”) that Empower Merger Sub Inc., a Delaware corporation (“Acquisition Sub”) and a wholly owned subsidiary of Cambium Holding Corp., a Delaware corporation (“Intermediate Holdings”), which is a wholly owned subsidiary of Cambium Intermediate Holdings LLC, a Delaware limited liability company (“Holdings” or “you”), proposes to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us and code-named “Empower” (the “Company”). The Acquisition shall be consummated pursuant to the Agreement and Plan of Merger dated as of the date hereof, including the disclosure schedules and exhibits thereto (the “Acquisition Agreement”) by and among Intermediate Holdings, Acquisition Sub and the Company. All references to “dollars” or “$” in this agreement and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. Capitalized terms used but not defined in this Commitment Letter shall have the meaning assigned to them in the Term Sheets (defined below).

We understand that the sources of funds required to fund the Acquisition consideration, to pay fees, commissions and expenses in connection with the Transactions (as defined below), to pay transition and integration costs to integrate the Company as a wholly-owned indirect subsidiary of Holdings (including capital expenditures incurred in connection therewith) (such costs, the “Transition Costs”) will include (i) a $425 million incremental senior secured first lien term loan facility (the “First Lien Incremental Term Loan Facility”; and the loans thereunder, the “First Lien Incremental Term Loans”) under that certain First Lien Credit Agreement, dated as of December 18, 2018 (as amended by the First Amendment to First Lien Credit Agreement entered into as of December 31, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Administrative

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

Borrower and the other parties party thereto, as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “First Lien Incremental Facility Term Sheet”), (ii) a $150 million incremental senior secured second lien term loan facility (the “Second Lien Incremental Term Loan Facility” and together with the First Lien Incremental Term Loan Facilities, the “Incremental Term Facilities”; and the loans under the Second Lien Incremental Term Loan Facility, the “Second Lien Incremental Term Loans,” and, together with the First Lien Incremental Term Loans, the “Incremental Term Loans”), under that certain Second Lien Credit Agreement, dated as of December 18, 2018 (as amended by the First Amendment to Second Lien Credit Agreement entered into as of December 31, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, each, a “Credit Agreement” and, collectively, the “Credit Agreements”), among the Administrative Borrower and the other parties party thereto, as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the “Second Lien Incremental Facility Term Sheet”; and together with the First Lien Incremental Facility Term Sheet, the “Term Sheets”), (iii) common equity, qualified preferred equity or other equity (such qualified preferred equity and other equity to be on terms reasonably satisfactory to the Commitment Parties) investments by The Veritas Capital Fund VI. L.P. and/or its affiliates (“Sponsor”) and certain controlled affiliates and funds managed or advised by them, certain members of management of the Company, and certain other co-investors arranged by and/or designated by the Sponsor (the “Equity Investors”) in Holdings (to be contributed by Holdings as cash common equity, qualified preferred equity or other equity (such qualified preferred equity and other equity to be on terms reasonably satisfactory to the Commitment Parties) to Acquisition Sub), collectively equaling not less than $50 million (such minimum amount, the “Minimum Equity Contribution Amount”; such contribution, the “Equity Contribution”), and (iv) use of cash on hand, if necessary.

In addition, in connection with the Transactions, you are seeking a $25 million Incremental Revolving Commitment (as defined in the First Lien Credit Agreement) (the “First Lien Incremental Revolving Commitment” and (x) the First Lien Incremental Revolving Commitment together with First Lien Incremental Term Loan Facility, the “First Lien Incremental Facilities” and (y) the First Lien Incremental Revolving Commitment together with the Incremental Term Facilities, the “Incremental Facilities”) under the First Lien Credit Agreement. The First Lien Incremental Revolving Commitment shall be established as an increase to the existing Revolving Commitments pursuant to Section 2.20 of the First Lien Credit Agreement and shall have the same terms as the existing Revolving Commitments under the First Lien Credit Agreement.

As used herein, the term “Transactions” means the Acquisition, the entering into of this Commitment Letter, the entering into of the Incremental Facilities and the initial borrowings thereunder, the Equity Contribution and the payments of fees, commissions and expenses in connection with the foregoing. The date of consummation of the Transactions is referred to herein as the “Closing Date.”

1. Commitments.

You have requested that the Commitment Parties commit to provide the First Lien Incremental Term Loan Facility and the Commitment Parties agree to structure, arrange and syndicate the First Lien Incremental Term Loan Facility. Royal Bank is pleased to advise you of its commitment to provide 60% of the First Lien Incremental Term Loan Facility and DBNY is pleased to advise you of its commitment to provide 40% of the First Lien Incremental Term Loan Facility, in each case, upon the terms described in the First Lien Incremental Facility Term Sheet, and subject solely to the Specified Conditions (defined below). Each of Royal Bank and DBNY in the foregoing capacities, are referred to individually as a “First Lien Incremental Term Initial Lender” and, collectively, as the “First Lien Incremental Term Initial Lenders”. Each commitment by a First Lien Incremental Term Initial Lender shall be several and not joint with the commitments of each other First Lien Incremental Term Initial Lender.

You have requested that the Commitment Parties commit to provide the First Lien Incremental Revolving Commitment. Royal Bank is pleased to advise you of its commitment to provide 60% of the First Lien Incremental Revolving Commitment and DBNY is pleased to advise you of its commitment to provide 40% of the First Lien Incremental Revolving Commitment, with the commitment increase subject solely to the Specified Conditions (defined below). Each of Royal Bank and DBNY in the foregoing capacities, are referred to individually as a “First Lien Incremental Revolving Initial Lender” and, collectively, as the “First Lien Incremental Revolving Initial Lenders”. The First Lien Incremental Revolving Initial Lenders and the First Lien Incremental Term Initial Lenders are referred to individually as a “First Lien Incremental Initial Lender” and, collectively, as the “First Lien Incremental Initial Lenders”. Each commitment by a First Lien Incremental Revolving Initial Lender shall be several and not joint with the commitments of each other First Lien Incremental Revolving Initial Lender.

You have requested that Commitment Parties commit to provide the Second Lien Incremental Term Loan Facility and the Commitment Parties agree to structure, arrange and syndicate the Second Lien Incremental Term Loan Facility. Royal Bank is pleased to advise you of its commitment to provide 60% of the Second Lien Incremental Term Loan Facility and DBNY is pleased to advise you of its commitment to provide 40% of the Second Lien Incremental Term Loan Facility, in each case, upon the terms described in the Second Lien Incremental Facility Term Sheet, and subject solely to the Specified Conditions (defined below). Each of Royal Bank and DBNY in the foregoing capacities, are referred to individually as a “Second Lien Incremental Initial Lender” and, collectively, as the “Second Lien Incremental Initial Lenders”. The Second Lien Incremental Initial Lenders and the First Lien Incremental Initial Lender are referred to individually as an “Initial Incremental Lender” and, collectively, as the “Initial Incremental Lenders”. Each commitment by a Second Lien Incremental Term Initial Lender shall be several and not joint with the commitments of each other Second Lien Incremental Term Initial Lender.

2. Titles and Roles; Syndication; Allocations.

It is agreed that (i) RBCCM and DBSI will act as the arrangers and bookmanagers for the First Lien Incremental Term Loan Facility and the First Lien Incremental Revolving Commitment (in such capacity, each a “First Lien Incremental Arranger” and, collectively, the “First Lien Incremental Arrangers”), and, in consultation with you, will exclusively manage the syndication of the First Lien Incremental Term Loan Facility as more fully described below, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles, and (ii) RBCCM and DBSI will act as the arrangers and bookmanagers for the Second Lien Incremental Term Loan Facility (in such capacity, each a “Second Lien Incremental Arranger” and, collectively, the “Second Lien Incremental Arrangers”), and, in consultation with you, will exclusively manage the syndication of the Second Lien Incremental Term Loan Facility as more fully described below, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. The First Lien Incremental Arrangers and the Second Lien Incremental Arrangers are collectively referred to herein as the “Incremental Arrangers”. It is further agreed that Royal Bank will have “left lead” placement in any and all marketing materials or other documentation used in connection with the Incremental Facilities and shall hold the leading role and responsibilities conventionally associated with such “left lead” placement, including maintaining sole “physical books” in respect of the Incremental Facilities. It is further agreed that, subject to the following sentence, no additional agents, co-agents, arrangers or bookmanagers will be appointed and no person will receive compensation with respect to any of the Incremental Facilities in order to obtain its commitment to participate in the Incremental Facilities, outside the terms contained in this Commitment Letter and the fee letter of even date between you and the Commitment Parties providing, among other things, for certain fees relating to the Incremental Facilities (the “Fee Letter”), in each case unless you and we so agree. Notwithstanding the foregoing, you may, on or prior to the date that is 15 business days after the date of this Commitment Letter, appoint additional agents, co-agents or arrangers (any such person, an “Additional Committing Incremental Lender”) or confer other titles in respect of the Incremental Facilities in a manner and with economics determined by you in consultation with the Incremental Arrangers (it being understood that, to the extent you appoint Additional Committing Incremental Lenders or confer other titles in respect of the Incremental Facilities, (x) each such Additional Committing Incremental Lender will assume a portion of the commitments in respect of the Incremental Facilities on a pro rata basis (and the commitments of the Initial Incremental Lenders with respect to such portion will be reduced ratably), (y) in such event (i) RBCCM will have “left lead” placement in any and all marketing materials or other documentation used in connection with the First Lien Incremental Term Loan Facility and shall hold the leading role and responsibilities conventionally associated with such “left lead” placement and DBSI will be to the immediate right of RBCCM and (ii) RBCCM will have “left lead” placement in any and all marketing materials or other documentation used in connection with the Second Lien Incremental Term Loan Facility and DBSI will be to the immediate right of RBCCM, and (z) the economics allocated to the Initial Incremental Lenders in respect of the Incremental Facilities will be reduced ratably by the amount of the economics allocated to Additional Committing Incremental Lenders upon the execution by such Additional Committing Incremental Lenders of customary joinder documentation and, thereafter, each such Additional Committing Incremental Lender shall constitute a “Commitment Party” and an “Initial Incremental Lender” hereunder and under the Fee Letter); provided that (i) economics will be allocated to each such Additional Committing Incremental Lender on a pro rata basis in respect of the commitment it is assuming or on such other basis as you and we may agree, (ii) such allocations shall be pro rata across the Incremental Facilities, (iii) the Commitment Parties as of the date of this Commitment Letter shall be entitled to receive no less than 40% of the aggregate economics (including compensation) in respect of each of the Incremental Facilities and (iv) no Additional Commitment Party shall have greater economics in respect of any of the Incremental Facilities than the Commitment Parties signatory hereto on the date hereof. In addition and notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, it is understood and agreed that on or prior to the date that is 20 Business Days after the date of this Commitment Letter, you shall be permitted to appoint additional banks, financial institutions or other institutional lenders and investors or other entities to receive 100% (but not less than 100%) of the economics and commitment amounts with respect to the Second Lien Term Facility without the requirement that such financial institutions commit to a ratable portion of the First Lien Facilities (the “Second Lien Giveaway”).

The Incremental Arrangers reserve the right, prior to or after the execution of the definitive loan documentation with respect to the Incremental Facilities (the “Incremental Loan Documentation”), to syndicate all or a portion of the Initial Incremental Lenders’ respective commitments to one or more institutions identified by us and reasonably acceptable (not to be unreasonably withheld, delayed or conditioned) to you that will become parties to the Incremental Loan Documentation with respect to the Incremental Facilities (together with the Initial Incremental Lenders, the “Incremental Lenders”). Notwithstanding the Incremental Arrangers’ right to syndicate the Incremental Facilities and receive commitments with respect thereto, (i) except to the extent provided in the immediately preceding paragraph with respect to the appointment of Additional Committing Incremental Lenders and corresponding assumptions of commitments under the Incremental Facilities, (x) no Initial Incremental Lender will be relieved, released or novated from of all or any portion of its commitments hereunder with respect to the Incremental Facilities prior to the initial funding of the Incremental Facilities and (y) no Initial Incremental Lender may assign or transfer all or any portion of its commitments hereunder until the initial funding of the Incremental Facilities has occurred on the Closing Date and (ii) unless you agree in writing, each Initial Incremental Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the Incremental Facilities on the Closing Date has occurred. Notwithstanding the foregoing, no Commitment Party shall syndicate, reallocate, participate or assign any portion of a commitment hereunder or any Loans in respect of the Incremental Facilities to Disqualified Institutions (as defined in the Credit Agreements); provided that, if a person is designated or becomes a Disqualified Institution after the date hereof, such event shall not apply retroactively to disqualify any person that has previously acquired an assignment or participation in a loan or commitment under the Incremental Facilities in accordance with the terms thereof.

The Incremental Arrangers will manage all aspects of the syndication of the Incremental Facilities in consultation with you, including selection of additional Incremental Lenders (with your consent not to be unreasonably withheld, delayed or conditioned and, in any case, excluding Disqualified Institutions), determination of when the Incremental Arrangers will approach potential additional Incremental Lenders, awarding of any naming rights (subject to naming rights for Additional Committing Incremental Lenders as outlined above) and the final allocations of the commitments in respect of the Incremental Facilities among the additional Incremental Lenders. The Incremental Arrangers intend to commence syndication efforts promptly and you agree to assist, to cause Sponsor (as defined in the Credit Agreements) and Borrowers to assist, and to use commercially reasonable efforts to cause the Company to assist (only to the extent required by the Acquisition Agreement) the Incremental Arrangers in the syndication of the Incremental Facilities that is reasonably satisfactory to the Incremental Arrangers and you until the date that is the earlier of (a) 20 days after the Closing Date and (b) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such date, the “Syndication Date”). To assist the Incremental Arrangers in their syndication efforts, you agree that, until the Syndication Date, you will (a) promptly prepare and provide, and use commercially reasonable efforts to cause the Company to provide (only to the extent required by the Acquisition Agreement), all information as we may reasonably request with respect to you, the Company, your and its respective subsidiaries and the Transactions, including but not limited to financial projections of the Company (the “Projections”), (b) use commercially reasonable efforts to ensure that such syndication efforts benefit from the existing lending relationships of the Sponsor and the Borrowers, (c) make available appropriate members of your and the Sponsor’s senior management, and use commercially reasonable efforts to cause the Company to make available (only to the extent provided in the Acquisition Agreement) appropriate management representatives of the Company, to prospective Incremental Lenders and prospective rating agencies, at times and locations to be mutually agreed upon, (d) host, with the Incremental Arrangers, one “bank meeting” with prospective Incremental Lenders under the Incremental Facilities (and additional bank meetings only if reasonably deemed necessary by the Incremental Arrangers) at reasonable times, dates and locations to be mutually agreed upon, (e) assist (and use commercially reasonable efforts to cause the Company to assist (only to the extent provided in the Acquisition Agreement)) the Incremental Arrangers in the preparation of one or more customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication of the Incremental Facilities, and (f) use commercially reasonable efforts to obtain, prior to launch of general syndication of the Incremental Facilities, affirmation of monitored public corporate credit/family ratings of the Borrowers (but not any specific ratings) (after giving effect to the Incremental Facilities and the incurrence of the Incremental Term Loans) and ratings of the Incremental Facilities from each of Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Group (“S&P”) and Fitch Ratings, Inc. (“Fitch” and, together with the ratings from Moody’s and S&P, collectively, the “Ratings”), and participate (and to use commercially reasonable efforts to cause the Company to participate (only to the extent provided in the Acquisition Agreement)) in the process of securing such ratings. For the avoidance of doubt (but without limiting your agreement to assist with syndication efforts as set forth herein), none of the foregoing, and neither the commencement nor the completion of the syndication of the Incremental Facilities, shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Incremental Facilities, in each case on the Closing Date. Notwithstanding anything to the contrary in the foregoing, (i) you will not be required to provide any information to the extent that provisions thereof would violate any attorney client privilege, law, rule or regulation or any obligation of confidentiality on you, the Company or any of your or its affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this clause (i), you shall use your commercially reasonable efforts to provide notice to the Incremental Arrangers promptly upon obtaining knowledge that such information is being withheld) and shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and (ii) the only financial information that shall be required to be provided to the Commitment Parties as a condition precedent to the initial funding of the Incremental Facilities, shall be the financial statements required to be delivered pursuant to paragraph 5 of Annex III.

You agree to prepare or cause to be prepared a version of the information package and presentation and other marketing materials to be used in connection with the syndication of the Incremental Facilities, in each case, consisting exclusively of information, materials and documentation that is either (i) publicly available, or would be publicly available if you were a public reporting company, or (ii) not material with respect to Holdings or its affiliates, or the Company or its subsidiaries, or any of their securities for purposes of United States federal and state securities laws, in the case of Holdings, if you were a public reporting company (such information “Public Information”). At the request of the Incremental Arrangers, you will identify and conspicuously mark any information, materials and documentation which contain only Public Information and are to be disseminated to Incremental Lenders as “PUBLIC”. You agree, in connection with your assistance described above, a customary authorization letter will be included in each Confidential Information Memoranda that (i) authorizes distribution of such Confidential Information Memoranda to Incremental Lenders’ employees willing to receive material non-public information (if applicable), (ii) authorizes distribution of such Confidential Information Memoranda not containing any material non-public information and represent that such Confidential Information Memoranda do not contain any information that is not Public Information (if applicable), and (iii) provides a customary representation as to the accuracy of such Confidential Information Memorandum, and each Confidential Information Memoranda shall exculpate you, the Sponsor, the Borrowers, the Company, your and their respective affiliates and the Incremental Arrangers and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof. The Incremental Arrangers shall treat all information that is not specifically identified as “PUBLIC” as being suitable only for posting only to private-side Incremental Lenders. By marking any documents, information or other data “PUBLIC”, you shall be deemed to have authorized the Incremental Arrangers and the Incremental Lenders to treat such documents, information or other data as not containing any information that is not Public Information when making such materials available to prospective Incremental Lenders. You agree that the Incremental Arrangers may make available an information package and presentation to the proposed syndicate of Incremental Lenders for dissemination in accordance with the Incremental Arrangers’ standard syndication practice (including by emails and/or by posting the information package and presentation on IntraLinks, SyndTrak, DebtX, DebtDomain or another similar electronic system). You authorize and will use your commercially reasonable efforts to obtain authorizations for the use of your and the Company’s (but, prior to the consummation of the Acquisition, only to the extent provided in of the Acquisition Agreement) respective logos in connection with any such dissemination of such information package and presentation as described above. You acknowledge and agree that the following documents do not contain any information that is not Public Information to the extent you shall have been given a reasonable opportunity to review such documents and not notified us that such document contains private information): (a) administrative materials prepared by the Incremental Arrangers for prospective Incremental Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Incremental Facilities; provided that, for the avoidance of doubt, no such term sheets may be distributed to any potential Incremental Lenders unless you have approved such distribution, and (c) notification of changes in the previously disclosed terms of the Incremental Facilities.

3. Information.

You hereby represent and warrant (to your knowledge, with respect to information relating to the Company) that (a) all written information (other than the Projections, forward looking statements and general economic or industry specific information) that has been or will be made available to us or any of the Incremental Lenders by you, the Borrowers, the Company, or any of your or its respective representatives in connection with the Transactions for use in evaluating the Transactions (the “Information”), when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and when furnished, will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (after giving effect to all supplements and updates provided thereto from time to time) and (b) the Projections and forward looking statements that have been or will be made available to us or any of the Incremental Lenders by you, the Borrowers, Sponsor or any of your or their respective representatives in connection with the Transactions for use in evaluating the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and when furnished (it being understood that projections by their nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections may not be achieved and actual results may differ from projections and such differences may be material). You agree that if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. For the avoidance of doubt, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Incremental Facilities on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the Incremental Facilities, you acknowledge that we are and will be using and relying on the Information without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

4. Compensation.

As consideration for the commitments of the Initial Incremental Lenders hereunder with respect to the Incremental Facilities and the agreement of the Incremental Arrangers to structure, arrange and syndicate the Incremental Facilities, you agree to pay, or cause to be paid, the fees set forth in the Term Sheets and the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Term Sheets or the Fee Letter, as applicable. Once paid, such fees shall not be refundable under any circumstances.

5. Conditions.

The commitments of the Initial Incremental Lenders hereunder with respect to the Incremental Facilities and the Incremental Arrangers’ agreement to perform the services described herein are conditioned solely upon the following (the “Specified Conditions”): (i) since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) and (ii) all the conditions set forth in Annex III hereto (the “Conditions Annex”) shall have been satisfied or waived by the Commitment Parties; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Credit Agreements or the other Loan Documents) other than the Specified Conditions (and upon satisfaction or waiver of the Specified Conditions, the initial funding under the Incremental Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to availability of the Incremental Facilities on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Company or its subsidiaries in the Acquisition Agreement that are material to the interests of the Incremental Lenders (in their capacity as such), but only to the extent that you (or any of your or its affiliates) has the right not to consummate the Acquisition or to terminate your (and all of your affiliates’) obligations under the Acquisition Agreement as a result of a breach or inaccuracy of such representations and warranties in the Acquisition Agreement (such representations and warranties, but only to such extent, the “Acquisition Agreement Representations”) and (B) solely with respect to the Acquisition Sub and its subsidiaries, the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Incremental Facilities on the Closing Date if all of the Specified Conditions are satisfied; it being understood that the commitments in respect of the Incremental Facilities shall benefit from the same guaranties and security as the applicable Loan Documents and with respect to the Acquisition Sub: (x) other than with respect to any UCC Filing Collateral and Stock Certificates (each as defined below) of the Acquisition Sub and its subsidiaries, to the extent any security interest in the Collateral (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden or expense, the perfection of such security interests shall not constitute a condition precedent to the availability of the Incremental Facilities on the Closing Date but may instead be required to be perfected after the Closing Date pursuant to Sections 5.10 and 5.11 of the Credit Agreements or pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (but in any event no later than 90 days following the Closing Date, subject to extensions granted by the Collateral Agent (as defined in the First Lien Credit Agreement, the “First Lien Collateral Agent”) and the Collateral Agent (as defined in the Second Lien Credit Agreement, the “Second Lien Collateral Agent”), (y) with respect to perfection of security interests in UCC Filing Collateral of the Acquisition Sub and its subsidiaries, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary UCC financing statements to the First Lien Collateral Agent and the Second Lien Collateral Agent and to irrevocably authorize, and to cause the applicable guarantors to irrevocably authorize, each of the First Lien Collateral Agent and the Second Lien Collateral Agent to file necessary UCC financing statements, and (z) with respect to perfection of security interests in Stock Certificates of the Acquisition Sub and its subsidiaries, you shall only be obligated to deliver to the First Lien Collateral Agent on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank; provided that Stock Certificates together with undated stock powers executed in blank of the Acquisition Sub and its subsidiaries will only be delivered on the Closing Date to the extent received by the Borrowers after your use of commercially reasonable efforts to do so, and to the extent not so received by the Closing Date, the provision and/or perfection of such security interests in such Stock Certificates shall not constitute a condition precedent to the availability of the Incremental Facilities on the Closing Date, but shall be required to be provided and/or perfected within 15 business days after the Closing Date (and in any event, in the case of the pledge of and perfection of security interests in Collateral not otherwise required on the Closing Date, subject to extensions granted by the First Lien Collateral Agent in its reasonable discretion). For purposes hereof, (1) “Specified Representations” means the representations and warranties of solely the Acquisition Sub and its subsidiaries that become guarantors under the Credit Agreements as to due organization, organizational power and authority (as to execution, delivery and performance of the applicable Loan Documents), the due authorization, execution, delivery and enforceability of the applicable Loan Documents, such Loan Documents not conflicting with charter documents or material applicable law, solvency (to be determined in accordance with the Credit Agreements), Federal Reserve margin regulations, Investment Company Act, the use of proceeds of the Incremental Facilities not violating the Patriot Act, OFAC or FCPA and the creation, validity, priority and perfection of security interests (subject to permitted liens and the limits set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral, excluding Stock Certificates, consisting solely of assets in which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (3) “Stock Certificates” means Collateral consisting of certificated equity interests representing capital stock (or other equivalent equity interests) of the Borrowers and their material U.S. subsidiaries required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering such stock certificates. Without limiting the conditions precedent set forth herein to funding, the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Incremental Facilities in a manner consistent with the Acquisition Agreement. The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”

6. Clear Market.

From the date of this Commitment Letter until the Syndication Date, you will (x) ensure that no debt financing for Holdings or any of its subsidiaries and, (y) use commercially reasonable efforts to ensure that no debt financing for the Company, is announced, syndicated or placed without the prior written consent of the Incremental Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such financing, syndication or placement could be reasonably expected to have a materially detrimental effect upon the syndication of the Incremental Facilities hereunder (it is understood that your, the Company’s and your and its respective subsidiaries’ deferred purchase price obligations and purchase money and equipment financings will not materially impair the primary syndication of the Incremental Facilities). The foregoing shall not apply to (i) the Incremental Facilities (or the Second Lien Giveaway), (ii) Indebtedness (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement, (iii) Indebtedness (as defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement, (iv) to the extent permitted under the Credit Agreements, any indebtedness to remain outstanding after the Closing Date (including, but not limited to, ordinary course capital leases, letters of credit and purchase money and equipment financings), and (v) to the extent permitted under the Credit Agreements, any indebtedness permitted to remain outstanding or to be incurred by the Company after the date of this Commitment Letter but prior to the Closing Date under the Acquisition Agreement, including, but not limited to, ordinary course working capital facilities (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement).

7. Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless each Commitment Party and its respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, members, partners, successors, advisors, agents and representatives of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings (each an “Action”) commenced or threatened in respect thereof) joint or several, that arise out of or in connection with this Commitment Letter, the Fee Letter, the Incremental Facilities, the Incremental Loan Documentation or any of the Transactions or the providing or syndication of the Incremental Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly after receipt of written demand together with customary backup documentation for any reasonable and documented out-of-pocket legal or other expenses (such legal expense to be limited (absent an actual or potential conflict of interest) to one outside counsel for all Indemnified Persons (and reasonably necessary local counsel)) incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable (i) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted (x) from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person or (y) from such Indemnified Person’s (or Related Person’s) material breach of this Commitment Letter or (ii) to the extent arising from any dispute solely among Indemnified Persons other than (x) any claims against any Commitment Party or any of its affiliates in its capacity or in fulfilling its role as arranger or an agent, arranger or any similar role under any Facility and (y) any claims to the extent arising from any act or omission on the part of you, the Borrowers or your affiliates or the Company or its affiliates. In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, the Borrowers, your equity holders or creditors or an Indemnified Person or any other person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of this Commitment Letter, the Fee Letter, the Incremental Facilities or any of the Transactions is consummated. You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you, the Borrowers, other subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of this Commitment Letter, the Fee Letter, the Incremental Facilities or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct. You, the Sponsor, the Borrowers, the Company and your or their respective affiliates shall have no liability for special, indirect, consequential or punitive damages (provided that this provision shall not limit your indemnification obligations set forth herein to the extent that such special, indirect, consequential or punitive damages are included in an Action by a third party unaffiliated with any of the Indemnified Persons with respect to which the applicable Indemnified Person is entitled to indemnification as set forth herein). It is further agreed that each Commitment Party shall have liability only to you (as opposed to any other person), and that each Incremental Lender, as applicable, shall be liable in respect of its own commitment to the Incremental Facilities solely on a several, and not joint, basis with any other Incremental Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a judgment against an Indemnified Person in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this section.

In addition, you hereby agree to reimburse the Commitment Parties upon the initial funding under the Incremental Facilities for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees (to be limited (absent an actual or bona fide potential conflict of interest) to one outside counsel for the Commitment Parties and its affiliated Indemnified Persons (and reasonably necessary local counsel)) and expenses of the Commitment Parties, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Incremental Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Loan Documents, and the amendment, modification or waiver of this Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver) (“Expenses”); provided that you shall not be required to reimburse the Commitment Parties for Expenses in the event the Closing Date does not occur.

For purposes hereof, a “Related Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Incremental Facilities.

8. Confidentiality.

This Commitment Letter is delivered to you upon the condition that none of this Commitment Letter or the Fee Letter or any of their respective contents or terms shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person without our prior consent (not to be unreasonably withheld, conditioned or delayed), except that (i) this Commitment Letter and the Fee Letter (or their contents) may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (ii) this Commitment Letter and the Fee Letter may be disclosed to Sponsor, Holdings and your and their respective affiliates, and your and their respective directors, officers, employees, legal counsel, accountants and co-investors directly involved in the consideration of this matter, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions, (iii) this Commitment Letter and the Fee Letter may be disclosed to any potential Additional Committing Incremental Lender or to any potential provider of the Second Lien Giveaway, (iv) this Commitment Letter and a redacted version of the Fee Letter (with such redaction to be reasonably acceptable to the Incremental Arrangers) may be disclosed to the Company and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions, it being understood that (except pursuant to clauses (i)-(iii) above) in no event shall the Fee Letter be publicly disclosed, regardless of whether it is in redacted or complete form, (v) this Commitment Letter (but not the Fee Letter) may be disclosed to Moody’s, S&P and Fitch in connection with obtaining the Ratings, (vi) you may disclose this Commitment Letter (but not the Fee Letter) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you in violation of any confidentiality obligations hereunder, (vii) you may disclose the Term Sheets in any syndication or other marketing materials in connection with the Incremental Facilities, (viii) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a disclosure of aggregate sources and uses provided in connection with the Transaction, (ix) the Commitment Letter (but not the Fee Letter) may be disclosed in connection with any public filing requirement related to the Transactions, and (x) this Commitment Letter and the Fee Letter may be disclosed as necessary to enforce the terms of this Commitment Letter or in connection with any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby.

Each Commitment Party, on behalf of itself and its affiliates and other Related Persons, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory (including self-regulatory) authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to the Borrowers, Holdings or their

Subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to such Commitment Party’s and its affiliates’ respective members, directors, investment or capital or similar committees, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Incremental Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any of their subsidiaries or any of their respective obligations, provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Incremental Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of such Commitment Party or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense, (i) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter and/or any Loan Document, (j) to the extent independently developed by us or any of our affiliates, (k) to the extent that such information is received by us or any of our affiliates from a third party that is not known by us or such affiliate to be subject to confidentiality obligations to you, Sponsor, the Borrowers, the Company, or your or their respective affiliates, (l) to ratings agencies or (m) to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Incremental Facilities. Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the applicable Credit Agreement upon the execution and delivery thereof and in any event will automatically terminate two years following the date of this Commitment Letter.

9. Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to the Sponsor, Holdings the Company and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

10. Conflicts of Interest.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Commitment Party will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Commitment Party is acting solely as a principal and not as an agent of yours hereunder and such Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us in connection with the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship in connection with the transactions contemplated by this Commitment Letter and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty in connection with the transactions contemplated by this Commitment Letter claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that we are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrowers, the Company and their subsidiaries and other companies with which you, the Borrowers or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

11. No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender, bookrunner or arranger, as applicable, in connection with the Incremental Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Incremental Facilities, either before or after the date of this Commitment Letter. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Incremental Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Incremental Facilities, and that any opinions or views expressed by us to you regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for your, or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you, the Borrowers or any of your other subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of this Commitment Letter or the Loan Documents.

12. Assignments, Amendments, Governing Law, Etc.

This Commitment Letter and the commitment of the Incremental Lenders shall not be assignable by you without our prior written consent, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter (it being understood that we will not thereby be relieved of any of our obligations hereunder with respect to such services prior to the initial funding under the Incremental Facilities) and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You further acknowledge that we, subject to the section entitled “Confidentiality” above, may share with any of our affiliates, and such affiliates may share with us, any information related to Holdings, the Company, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the Transactions. We agree to treat, and cause any such affiliate to treat, all nonpublic information provided to us by you as confidential information in accordance with section 8 of this Commitment Letter.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Incremental Lenders, and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of this Commitment Letter) (and whether or not a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of this Commitment Letter) has occurred, including, for purposes of the conditions to the availability of the Incremental Facilities), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any breach of any Acquisition Agreement Representation you have a right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER IS HEREBY WAIVED. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in New York County (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

13. Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Incremental Lenders may be required to obtain, verify and record information that identifies Holdings, the Borrowers, the Guarantors and the Company, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Incremental Lender to identify them in accordance with the Patriot Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Incremental Lender.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter prior to 11:59 p.m., New York City time, on August 30, 2020 (the “Deadline”). This Commitment Letter and the commitments of the Initial Incremental Lenders hereunder and the agreement of the Incremental Arrangers to provide the services described herein are also conditioned upon your acceptance of this Commitment Letter and the Fee Letter, and our receipt of executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) the consummation of the Acquisition, with respect to the commitments and agreements in respect of the Incremental Facilities, without the use of the Incremental Facilities, (B) the Closing Date (as defined in the Acquisition Agreement as in effect on the date hereof), (C) 5:00 p.m., New York City time, on January 5, 2021, and (D) the date of the valid termination of the Acquisition Agreement, the commitments of the Commitment Parties hereunder and the agreements of the Incremental Arrangers to provide the services described herein shall automatically terminate. The Fee Letter and the compensation, expense reimbursement, confidentiality, syndication, information, indemnification, waiver of jury trial, conflict of interest, no fiduciary relationship, jurisdiction and governing law and forum provisions in this Commitment Letter shall survive termination of any or all of the commitments of the Incremental Lenders hereunder, except that the expense reimbursement and indemnification provisions shall be superseded by the analogous provisions in the Loan Documents upon the effectiveness thereof and you shall be released from all liability in connection therewith at such time. The provisions under the headings “Titles and Roles; Syndication; Allocations,” “Clear Market,” “Indemnity and Expenses” and “No Fiduciary Relationship” above shall survive the execution and delivery of the Loan Documents. You may terminate this Commitment Letter and/or the commitments of the Initial Incremental Lenders (on a pro rata basis among the Initial Incremental Lenders) with respect to the Incremental Facilities hereunder at any time subject to the provisions of the preceding sentence.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the applicable parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the Specified Conditions; provided that nothing contained in this Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon or issue, as applicable, all or any portion of the Incremental Facilities.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Managing Director, Head of Leveraged Finance

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

CAMBIUM INTERMEDIATE HOLDINGS LLC

By:	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

CAMBIUM HOLDINGS CORP.

By:	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX I

PROJECT EMPOWER

FIRST LIEN INCREMENTAL TERM LOAN FACILITY SUMMARY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS2

Borrowers:	Cambium Learning Group, Inc., VKidz Holding Corp., Cambium Assessment, Inc., and Acquisition Sub (the “Borrowers”).

Holdings:	Cambium Intermediate Holdings LLC (“Holdings”).

First Lien Incremental Arrangers and Bookmanagers:	RBC Capital Markets and Deutsche Bank Securities Inc. (collectively, the “First Lien Incremental Arrangers”).

First Lien Incremental Lenders:	A syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrowers (excluding Disqualified Institutions), arranged by the First Lien Incremental Arrangers in consultation with the Borrowers (collectively, the “First Lien Incremental Lenders”).

First Lien Administrative Agent and First Lien Collateral Agent:	Royal Bank of Canada (“Royal Bank”).

Type and Amount of Incremental Facility:

A senior secured first lien incremental term loan B (the “First Lien Incremental Term Loan Facility”) in the amount of $425 million (subject to increase, at the Borrowers’ election, to the extent required to account for any original issue discount and/or upfront fees with respect to the First Lien Incremental Term Loan Facility required pursuant to the “market flex” provisions of the Fee Letter) (the loans thereunder, the “First Lien Incremental Term Loans”; collectively with the Initial Term Loans (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement (the “First Lien Term Loans”).

The First Lien Incremental Term Loan Facility shall be established as a new class of term loans pursuant to Section 2.20 of the First Lien Credit Agreement.

Purpose:	Proceeds of the First Lien Incremental Term Loan Facility will be used on the Closing Date (i) to pay costs in connection with the Transactions, (ii) to pay the consideration in the Acquisition, and (iii) to pay the Transition Costs.

Maturity Date:	The First Lien Incremental Term Loan Facility will mature on the date that is seven years from the Closing Date of the Initial Term Loans (the “First Lien Incremental Term Loan Maturity Date”).

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Annex I -1

Availability:	A single drawing may be made on the Closing Date of the full amount of the First Lien Incremental Term Loan Facility. Amounts borrowed under the First Lien Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Amortization:	The First Lien Incremental Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the First Lien Incremental Term Loan Facility (commencing on the last day of the first full fiscal quarter ended after the Closing Date), with the balance payable on the First Lien Incremental Term Loan Maturity Date.

Interest:	At the Borrowers’ option, First Lien Incremental Term Loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

As set forth in the First Lien Credit Agreement for the Initial Term Loans.

B. LIBOR Option

As set forth in the First Lien Credit Agreement for the Initial Term Loans.

Default Interest:	As set forth in the First Lien Credit Agreement for the Initial Term Loans.

Interest Margins:	The applicable Interest Margin under the First Lien Incremental Term Loan Facility will be 450 basis points for LIBOR loans and 350 basis points for Base Rate loans.

LIBOR Floor:	The “LIBOR” floor for the First Lien Incremental Term Loan Facility will be 1.0%

Mandatory Prepayments:	As set forth in the First Lien Credit Agreement for the Initial Term Loans.

Optional Prepayments:	For the First Lien Term Loans shall be as set forth in the First Lien Credit Agreement for the Initial Term Loans.

Prepayment Premium:	The Borrower shall pay a “prepayment premium” in connection with any Repricing Transaction (as defined in the First Lien Credit Agreement for the Initial Term Loans) with respect to all or any portion of the term loans under the First Lien Term Loan Facility that occurs on or before the six month anniversary of the Closing Date, in an amount equal to 1.0% of the principal amount of the term loans under the First Lien Incremental Term Loan Facility subject to such Repricing Transaction.

Application of Prepayments:	For the First Lien Term Loans shall be as set forth in the First Lien Credit Agreement for the Initial Term Loans.

Annex I -2

Guarantees:	Same as under the First Lien Credit Agreement. For the avoidance of doubt, the term “Guarantor” shall have the same meaning hereunder as set forth in the First Lien Credit Agreement.

Security:	Same as under the First Lien Credit Agreement and subject to the Closing Date Intercreditor Agreement.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the First Lien Incremental Term Loan Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Documentation:	The First Lien Incremental Term Loan Facility will be effected pursuant to an Increase Joinder (as defined in the First Lien Credit Agreement), duly executed by each First Lien Incremental Lender, the Borrowers and the First Lien Administrative Agent, which shall contain terms and conditions consistent with this First Lien Incremental Facility Term Sheet and will not contain any condition to funding that is not expressly set forth on the Conditions Annex. The Increase Joinder, the First Lien Credit Agreement and the existing other documentation governing the First Lien Term Loans are collectively referred to herein as the “Loan Documents”. The First Lien Incremental Term Loan Facility shall have the benefit of the same 50 basis points most favored nation pricing provision for the Initial Term Loan in connection with any future “incremental”, “incremental equivalent”, “pari passu ratio” and/or “pari passu acquisition” debt.

Representations and Warranties:	As set forth in the First Lien Credit Agreement.

Affirmative Covenants:	As set forth in the First Lien Credit Agreement.

Negative Covenants:	As set forth in the First Lien Credit Agreement.

Financial Covenant:	None.

Events of Default:	As set forth in the First Lien Credit Agreement.

Assignments and Participations:	As set forth in the First Lien Credit Agreement.

Expenses and Indemnification:	As set forth in the First Lien Credit Agreement.

Defaulting First Lien Incremental Lenders:	As set forth in the First Lien Credit Agreement.

Yield Protection, Taxes and Other Deductions:	As set forth in the First Lien Credit Agreement.

Voting:	As set forth in the First Lien Credit Agreement.

Annex I -3

Amend and Extend Provisions:	As set forth in the First Lien Credit Agreement.

Unrestricted Subsidiaries:	As set forth in the First Lien Credit Agreement.

Governing Law and Forum:	The laws of the State of New York.

Counsel:	Kramer Levin Naftalis & Frankel LLP.

Annex I -4

ANNEX II

PROJECT EMPOWER

SECOND LIEN INCREMENTAL TERM LOAN FACILITY SUMMARY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS3

Borrowers:	Cambium Learning Group, Inc., VKidz Holding Corp., Cambium Assessment, Inc. and Acquisition Sub (the “Borrowers”).

Holdings:	Cambium Intermediate Holdings LLC (“Holdings”).

Second Lien Incremental Arrangers and Bookmanagers:	RBC Capital Markets and Deutsche Bank Securities Inc. (collectively, the “Second Lien Incremental Arrangers”).

Second Lien Incremental Lenders:	A syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrowers (excluding Disqualified Institutions), arranged by the Second Lien Incremental Arrangers in consultation with the Borrowers (collectively, the “Second Lien Incremental Lenders”).

Second Lien Administrative Agent and Second Lien Collateral Agent:	Royal Bank of Canada (“Royal Bank”).

Type and Amount of Incremental Facility:

A senior secured second lien incremental term loan B (the “Second Lien Incremental Term Loan Facility”) in the amount of $150 million (subject to increase, at the Borrowers’ election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Second Lien Incremental Term Loan Facility required pursuant to the “market flex” provisions of the Fee Letter) (the loans thereunder, the “Second Lien Incremental Term Loans”; collectively with the Initial Term Loans (as defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement (the “Second Lien Term Loans”).

The Second Lien Incremental Term Loan Facility shall be established as a new class of term loans pursuant to Section 2.20 of the Second Credit Agreement.

Purpose:	Proceeds of the Second Lien Incremental Term Loan Facility will be used on the Closing Date (i) to pay costs in connection with the Transactions, (ii) to pay the consideration in the Acquisition, and (iii) to pay the Transition Costs.

Maturity Date:	The Second Lien Incremental Term Loan Facility will mature on the date that is eight years from the Closing Date of the Initial Term Loans (the “Second Lien Incremental Term Loan Maturity Date”). There will be no amortization.

[3]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Annex II -1

Availability:	A single drawing may be made on the Closing Date of the full amount of the Second Lien Incremental Term Loan Facility. Amounts borrowed under the Second Lien Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest:	At the Borrowers’ option, Second Lien Incremental Term Loans will bear interest based on the Base Rate or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

As set forth in the Second Lien Credit Agreement for the Initial Term Loans.

B. LIBOR Option

As set forth in the Second Lien Credit Agreement for the Initial Term Loans.

LIBOR Floor:	The “LIBOR” floor for the Second Lien Incremental Term Loan Facility will be 1.0%

Default Interest:	As set forth in the Second Lien Credit Agreement for the Initial Term Loans.

Interest Margins:	The applicable Interest Margin under the Second Lien Incremental Term Loan Facility will be 850 basis points for LIBOR loans and 750 basis points for Base Rate loans.

Mandatory Prepayments:	As set forth in the Second Lien Credit Agreement for the Initial Term Loans.

Optional Prepayments:	For the Second Lien Term Loans shall be as set forth in the Second Lien Credit Agreement for the Initial Term Loans.

Prepayment Premium:	Any payment in connection with a repricing, any optional prepayment (including as a result of “yank-a-bank”) or any mandatory prepayment from proceeds of the incurrence of indebtedness of the Second Lien Incremental Term Loans consummated prior to the date that is: (i) on or prior to the first anniversary of the Closing Date, shall be subject to a prepayment premium of 2.00% and (ii) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, shall be subject to a prepayment premium of 1.00%.

Application of Prepayments:	For the Second Lien Term Loans shall be as set forth in the Second Lien Credit Agreement for the Initial Term Loans.

Annex II - 2

Guarantees:	Same as under the Second Lien Credit Agreement. For the avoidance of doubt, the term “Guarantor” shall have the same meaning hereunder as set forth in the Second Lien Credit Agreement.

Security:	Same as under the Second Lien Credit Agreement and subject to the Closing Date Intercreditor Agreement.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Second Lien Incremental Term Loan Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provisions).

Documentation:	The Second Lien Incremental Term Loan Facility will be effected pursuant to an Increase Joinder (as defined in the Second Lien Credit Agreement), duly executed by each Second Lien Incremental Lender, the Borrowers and the Second Lien Administrative Agent, which shall contain terms and conditions consistent with this Second Lien Incremental Facility Term Sheet and will not contain any condition to funding that is not expressly set forth on the Conditions Annex. The Increase Joinder, the Second Lien Credit Agreement and the existing other documentation governing the Second Lien Term Loans are collectively referred to herein as the “Loan Documents”. The Second Lien Incremental Term Loan Facility shall have the benefit of the same 50 basis points most favored nation pricing provision for the Initial Term Loan in connection with any future “incremental”, “incremental equivalent”, “pari passu ratio” and/or “pari passu acquisition” debt.

Representations and Warranties:	As set forth in the Second Lien Credit Agreement.

Affirmative Covenants:	As set forth in the Second Lien Credit Agreement.

Negative Covenants:	As set forth in the Second Lien Credit Agreement.

Financial Covenant:	None.

Events of Default:	As set forth in the Second Lien Credit Agreement.

Assignments and Participations:	As set forth in the Second Lien Credit Agreement.

Expenses and Indemnification:	As set forth in the Second Lien Credit Agreement.

Defaulting Second Lien Incremental Lenders:	As set forth in the Second Lien Credit Agreement.

Yield Protection, Taxes and Other Deductions:	As set forth in the Second Lien Credit Agreement.

Voting:	As set forth in the Second Lien Credit Agreement.

Annex II - 3

Amend and Extend Provisions:	As set forth in the Second Lien Credit Agreement.

Unrestricted Subsidiaries:	As set forth in the Second Lien Credit Agreement.

Governing Law and Forum:	The laws of the State of New York.

Counsel:	Kramer Levin Naftalis & Frankel LLP.

Annex II - 4

ANNEX III

PROJECT EMPOWER

CONDITIONS TO CLOSING

The commitment of the Incremental Lenders under the Commitment Letter with respect to the funding of the Incremental Facilities are subject solely to the satisfaction or waiver of each of the conditions precedent set forth below and the other Specified Conditions, subject in each case to the Certain Funds Provisions.

1. The Acquisition Agreement Representations shall be true and correct (after giving effect to all applicable materiality qualifiers applicable thereto), and, solely with respect to the Company, the Specified Representations shall be true and correct in all material respects (or, in the case of any such Specified Representation already qualified by materiality, by “Material Adverse Change” or by “Material Adverse Effect”, true and correct in all respects).

2. On the Closing Date, no event of default under clause (a), (b), (g) or (h) of Section 8.01 of the applicable Credit Agreement shall have occurred and be continuing or would result from the Transactions.

3. The Acquisition shall be consummated substantially concurrently with the initial funding of the Incremental Facilities, in accordance with the Acquisition Agreement, without any waiver or amendment thereto, or consent granted thereunder, agreed to by Intermediate Holdings or any of its affiliates that in each case is materially adverse to the Incremental Lenders or the Incremental Arrangers (in their capacity as such) without the consent of the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that none of the following are materially adverse to the Incremental Lenders or the Incremental Arrangers: (x) a reduction in the consideration payable under the Acquisition Agreement resulting from the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, so long as such reduction shall be applied to reduce, on a pro rata, dollar-for-dollar basis, the Equity Contribution, the Second Lien Incremental Term Loan Facility and the First Lien Incremental Term Loan Facility; provided, however, that such reduction may, at the option of the Sponsor, be applied first to reduce the Equity Contribution to the Minimum Equity Contribution Amount; and (y) an increase in such purchase price amount funded solely by (i) cash on hand (not representing proceeds of debt) and/or (ii) an increase to the Equity Contribution. For the avoidance of doubt, it is understood and agreed that any change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) shall be deemed materially adverse to the Incremental Lenders and Incremental Arrangers and shall require the consent of the Commitment Parties (not to be unreasonably withheld, delayed, or conditioned). Prior to or substantially concurrently with the funding of the borrowings under the Incremental Facilities contemplated by the Commitment Letter, Holdings shall have received the Minimum Equity Contribution Amount (provided that the Minimum Equity Contribution Amount shall not be included as a component of Available Amount Basket in the Credit Agreements).

4. To the extent not permitted to remain outstanding under the Credit Agreements, prior to, or substantially concurrently with, the initial funding under the Incremental Facilities the existing third party debt for borrowed money of the Company and its subsidiaries will be repaid and all commitments to extend credit thereunder will be terminated, and all guarantees and security interests, if any, in respect thereof terminated and discharged.

5. The Commitment Parties shall have received the following financial statements for the Company: (i) audited consolidated statements of operations and cash flows for the Company for the fiscal year ended December 31, 2019, (ii) audited consolidated balance sheets for the Company for the fiscal year ended December 31, 2019, (iii) unaudited consolidated statements of operations and cash flows and unaudited consolidated balance sheets for the Company for each fiscal quarter subsequent to December 31, 2019 (other than the fourth quarter), and ended at least 45 days prior to the Closing Date and (iv) a pro forma combined consolidated balance sheet and related pro forma combined consolidated statement of income of Holdings and its Restricted Subsidiaries (as defined in the applicable Credit Agreement) as of and for the twelve-month period ending on the latest balance sheet date described in the foregoing clause (iii), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). The Commitment Parties shall be deemed to have received the financial statements described in clauses (i), (ii) and (iii) of the Company to the extent they have been filed as part of the Company’ annual report on Form 10-K or quarterly reports on Form 10-Q (or any amendment thereto) pursuant to the Securities Exchange Act of 1934.

6. The Commitment Parties shall have received the following: (a) customary legal opinions, (b) customary officers’ certificates, (c) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Borrower and the Guarantors (including the Company and its subsidiaries) (d) a solvency certificate, substantially in the form delivered in connection with the funding of the Initial Term Loans certifying that the Borrowers and their subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are solvent, (e) resolutions of the Borrowers and the Guarantors (including the Company and its subsidiaries), (f) certified charter documents of (i) the Company and its subsidiaries and (ii) the Borrowers and the Guarantors (other than the Company and its subsidiaries) (and to the extent previously delivered and not amended or modified after the date of such delivery, an officers’ certificate of no change) and (g) customary borrowing notices.

7. At least three business days prior to the Closing Date, each Borrower and each Guarantor (including the Company and its subsidiaries) shall have provided to the Incremental Lenders the documentation and other information theretofore requested in writing by such Incremental Lenders at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

8. All fees payable to the Incremental Lenders, the Incremental Arrangers or the Commitment Parties on the Closing Date pursuant to the Commitment Letter and the Fee Letter and costs and expenses to the extent invoiced 3 business days prior to the Closing Date (or such shorter period of time as reasonably agreed by the Borrowers) shall have been paid to the extent due.

9. To the extent applicable, the execution and delivery by the Borrowers and the Guarantors (including the Company and its subsidiaries) of the Loan Documents reflecting the terms and conditions set forth in the Commitment Letter (including the applicable Term Sheet) and the Fee Letter and satisfying the requirements of Section 2.20 of the applicable Credit Agreements.

10. Subject in all respects to the Certain Funds Provisions, (i) with respect to the First Lien Incremental Term Loan Facility, all documents and instruments required to create and perfect the First Lien Collateral Agent’s first priority security interest in the Collateral shall have been executed and delivered by each Borrower and each Guarantor party thereto and, if applicable, be in proper form for filing and (ii) with respect to the Second Lien Incremental Term Loan Facility, all documents and instruments required to create and perfect the Second Lien Collateral Agent’s first priority security interest in the Collateral shall have been executed and delivered by each Borrower and each Guarantor party thereto and, if applicable, be in proper form for filing.

11. The initial funding under the Incremental Facilities shall not occur prior to September 30, 2020.